Exhibit 99.1

FOR IMMEDIATE RELEASE

FiberTower Surpasses Operational Milestones

Company Lands Additional Backhaul Orders from Top Five Wireless Carriers

SAN FRANCISCO, September 6, 2006 — FiberTower Corporation (Nasdaq: FTWR), a nationwide provider of backhaul and access services, today announced that it surpassed several major operational milestones at the end of the second quarter, 2006.

FiberTower, which completed its merger with First Avenue Networks last week, has deployed (constructed) 1,281 sites(1), sold over 2,750 customer locations(2) and is currently carrying more than 4,000 T1 equivalents(3) over its network. The new sales have brought the company’s backlog to over 1,700 customer locations. These operational metrics are defined in the footnotes of this release.

“We are pleased to announce additional orders from five of the nation’s largest carriers,” said Michael Gallagher, president and CEO, FiberTower Corporation.  “During the first half of this year, FiberTower added more customer locations than it did during all of 2005.  Today’s announcement validates our significant and growing role in delivering mission critical network services to wireless carriers.  We will continue to build out our world class network in order to provide our customers with a compelling backhaul alternative.”

The company provided updates to several key operational metrics (excluding First Avenue Networks):

•                  FiberTower had committed customer locations (sold or billing) on 85 percent of its deployed sites at June 30, 2006.

•                  The company’s inventory sites (available for sale) were 15 percent of its deployed sites as of June 30, 2006, remaining constant from March 31, 2006.

•                  FiberTower had an average of 5.66 T1s per billing site at June 30, 2006, which was unchanged from March 31, 2006.

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Metric	March 31, 2006	June 30, 2006	Percent Increase
Sites deployed (constructed)	920	1,281	39%
Sites sold or billing	794	1,084	37%
Sites billing	630	722	15%
Customer locations billing	892	1,027	15%
Billing T1 equivalents	3,571	4,085	14%

FiberTower intends to provide further operational and financial details as part of its third quarter reporting process, which is currently scheduled for early November 2006.

Footnotes to Press Release

Definitions for FiberTower Operational Metrics:

1.               Site — a FiberTower facility that may have multiple customer locations.  Sites could be located on cell towers or building tops.

2.               Customer location — a wireless carrier location at which FiberTower provides backhaul service.

3.               T1 equivalent — a dedicated, licensed wireless link supporting data rates of 1.544 Megabits per second.  Customer locations could require multiple T1 equivalents.

About FiberTower Corporation

FiberTower (NASDAQ: FTWR) is a backhaul and access provider focusing on carrier, enterprise and government markets.  With its nationwide spectrum footprint in 24 GHz and 39 GHz bands, carrier-class networks in 14 major markets, and customer commitments from the top 5 wireless carriers in the US, FiberTower is the leading alternative carrier in the burgeoning backhaul space. FiberTower also delivers high capacity transport and access solutions that are highly reliable, scalable and cost-effective, satisfying the ever increasing demand for mission and business critical connectivity. For more information, please visit us at www.fibertower.com

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding expected benefits and value of the merger, increased demand for the services, strategy, forecasts of revenues, earnings estimates, statements regarding contracts, work or revenue opportunities that may be secured in the future, and related information, all of which are based on current factual information and certain assumptions about future events

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which management believes to be reasonable at this time.   There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, anticipated synergies from the merger not being achieved, inherent risks of integrating two companies, changes in demand for services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for wireless carriers and other customers, delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the wireless carriers and other customers, dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the  estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger contracts that may account for a significant portion of the anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact:

Company & Investor Contact

Ornella Napolitano

(202) 251 5210

onapolitano@fibertower.com

or

Trish Drennan

(703) 725 7625

tdrennan@fibertower.com

Media Contact:

Linda Pitt

GAJ Services Inc.

(859) 291 1005

lpitt@gajservices.com

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